EXHIBIT 11.0 - COMPUTATION OF EARNINGS PER SHARE



                                                       Year Ended December 31,
                                                   --------------------------
                                                       2001           2000
                                                   -----------    -----------
Net income......................................    $1,004,177     $1,895,967
Basic and diluted weighted average number of
shares outstanding..............................     1,908,416      1,928,530
Basic and diluted earnings per share............    $     0.53     $     0.98